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                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT
                              AS OF MARCH 31, 1998




1.       Just Like Home, Inc., a Florida corporation

2.       Just Like Family, Inc., a Florida corporation

3.       Just Like Home IV, Inc. , a Florida corporation (Inactive)

4.       Project Market Decisions, Inc., a Nevada corporation

5.       Just Like Home Corporate Center, Inc., a Florida corporation

6.       JLH Series I, Inc., a Florida corporation

7.       JLH Management Corp., a Florida corporation

8.       JLH Franchising Corp., a Florida corporation

9.       Edgewood Double Drive, Inc., a Florida corporation

10.      JLH Realty, Inc., an Ohio corporation

11.      Charis Place, Inc., a Florida corporation